As filed with the Securities and Exchange Commission on December 17, 2013

Registration No. 333-181662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Berry Petroleum Company, LLC

(successor in interest to Berry Petroleum Company)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0079387
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1999 Broadway, Suite 3700 Denver, Colorado (303) 999-4400	80202
(Address of Principal Executive Offices)	(Zip Code)

Candice J. Wells

600 Travis, Suite 5100

Houston, Texas 77002

(Name and Address of Agent For Service)

(281) 840-4000

(Telephone Number, Including Area Code, of Agent For Service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-181662), as amended, originally filed by Berry Petroleum Company, a Delaware corporation (“Berry”), with the Securities and Exchange Commission on May 24, 2012 and effective May 24, 2012 (the “Registration Statement”). The Registration Statement registered the offer and sale from time to time of an unlimited number and amount of debt securities, preferred stock, Class A common stock and warrants of Berry (collectively, the “Registered Securities”).

On December 16, 2013, the stockholders of Berry approved the Agreement and Plan of Merger, dated as of February 20, 2013, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2013, and Amendment No. 2 to Agreement and Plan of Merger, dated as of November 13, 2013 (as amended, the “Merger Agreement”), by and among (i) Berry, (ii) Bacchus HoldCo, Inc., a Delaware corporation, (iii) Bacchus Merger Sub, Inc., a Delaware corporation, (iv) LinnCo, LLC, a Delaware limited liability company (“LinnCo”), (v) Linn Acquisition Company, LLC, a Delaware limited liability company, and (vi) Linn Energy, LLC, a Delaware limited liability company (“LINN”). Pursuant to the terms of the Merger Agreement, Berry was acquired by LinnCo through a stock-for-stock merger and subsequently contributed to LINN in exchange for newly issued LINN units pursuant to the contribution agreement dated February 20, 2013, as amended by Amendment No. 1 to Contribution Agreement, dated as of November 3, 2013, by and between LinnCo and LINN (the “Contribution Agreement”). Following completion of the transactions contemplated by the Merger Agreement and Contribution Agreement, Berry became an indirect wholly owned subsidiary of LINN. Each outstanding share of Berry common stock has been converted into the right to receive 1.68 LinnCo common shares.

As a result of the transactions contemplated by the Merger Agreement and Contribution Agreement, Berry has terminated any offering of the Registered Securities pursuant to the Registration Statement. In accordance with an undertaking made by Berry in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Berry hereby removes from registration all of such securities of Berry registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on December 17, 2013.

BERRY PETROLEUM COMPANY, LLC
(successor in interest to Berry Petroleum Company)

By:	LINN ACQUISITION COMPANY, LLC, its sole member

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities as indicated on December 17, 2013.

Signature	Title

/s/ Mark E. Ellis Mark E. Ellis	President and Chief Executive Officer (Principal Executive Officer)

/s/ Kolja Rockov Kolja Rockov	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)